SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

DFA Investment Dimensions Group Inc.
Dimensional Investment Group Inc.
The DFA Investment Trust Company
Dimensional Emerging Markets Value Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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PLEASE, WE NEED YOUR VOTE.

June 24, 2009

Dear DFA Shareholder,

The Dimensional Funds have engaged my firm, The Altman Group, to solicit your vote prior to an important shareholder meeting that has been adjourned to July 8th, 2009. Dimensional has authorized us to contact you directly because very little time is left to register your vote.

Please call us immediately at 1-866-721-1618, extension 5587. The call will require only a moment of your time.

You may also vote on line at www.proxyvote.com. You will need the control number found on the enclosed proxy card to log in.

Your vote will help us ensure that the funds continue to serve your long-term investment needs. Thank you for your prompt response.

Sincerely,

Frederick M. Bonnell
Managing Director
Shareholder Communications

July 8, 2009

Dear Advisor,

I am happy to report that our proxy campaign is complete and shareholders have approved all ballot measures. The votes were solidly in favor of all proposals.

As a result, the funds will now be able to fill board seats in the event that any current directors should wish to retire. In addition, the funds will operate under a standard, up-to-date set of investment guidelines and portfolio managers will have more flexibility to ensure that they are delivering asset class exposure in an efficient way. All of these changes will provide important benefits to shareholders of Dimensional’s funds.

We realize that this campaign required a significant effort on your part and deeply appreciate the time you put into bringing it to a successful conclusion. We clearly couldn’t have done it without you.

Everyone at Dimensional sends their best wishes for the rest of the summer, and onward.

Sincerely,

David G. Booth
Chairman and Chief Executive Officer